EXHIBIT 99.1

News Release
Exxon Mobil Corporation
5959 Las Colinas Boulevard
Irving, TX 75039
972 444 1107 Telephone
972 444 1138 Facsimile

FOR IMMEDIATE RELEASE
MONDAY, FEBRUARY 2, 2015

ExxonMobil Earns $32.5 Billion in 2014; $6.6 Billion During Fourth Quarter

•	Integrated business model produces solid results amid lower commodity prices
•	Completed a record eight major Upstream projects in 2014
•	Delivered full-year production plan of 4 million oil-equivalent barrels per day

	Fourth Quarter			Twelve Months
	2014	2013	%	2014	2013	%
Earnings Summary
(Dollars in millions, except per share data)
Earnings	6,570	8,350	-21	32,520	32,580	-
Earnings Per Common Share
Assuming Dilution	1.56	1.91	-18	7.60	7.37	3

Capital and Exploration
Expenditures	10,464	9,924	5	38,537	42,489	-9

IRVING, Texas – February 2, 2015 – Exxon Mobil Corporation today announced estimated full‑year 2014 earnings of $32.5 billion compared with $32.6 billion a year earlier, reflecting the strength of its integrated business model in a lower price environment.

“ExxonMobil’s results illustrate the value of our proven business model that integrates upstream, downstream, and chemical businesses,” said Rex W. Tillerson, chairman and chief executive officer. “Our balanced portfolio uniquely positions ExxonMobil to deliver superior results throughout the commodity price cycle.”

ExxonMobil completed a record eight major Upstream projects during the year, including the Papua New Guinea liquefied natural gas project, and achieved its full‑year plan to produce 4 million oil-equivalent barrels per day.

Fourth quarter earnings were $6.6 billion, or $1.56 per diluted share, down from $8.4 billion in the year‑ago quarter. Lower commodity prices in the Upstream and higher planned maintenance costs in the Downstream were partially offset by improved Chemical margins.

During 2014, the corporation distributed $23.6 billion to shareholders in the form of dividends and share purchases to reduce shares outstanding, resulting in a total shareholder distribution yield of 5.4 percent.

Fourth Quarter Highlights
•

Earnings of $6.6 billion decreased $1.8 billion or 21 percent from the fourth quarter of 2013. Current period results were favorably impacted by approximately $1 billion of non‑cash effects that included U.S. deferred income tax items and the recognition of a favorable arbitration ruling for expropriated Venezuela assets.

•	Earnings per share, assuming dilution, were $1.56, a decrease of 18 percent.
•	Capital and exploration expenditures were $10.5 billion, up 5 percent from the fourth quarter of 2013.
•

Oil‑equivalent production decreased 3.8 percent from the fourth quarter of 2013. Excluding the impact of the expiry of the Abu Dhabi onshore concession, production decreased 0.7 percent, with liquids up 3.6 percent and natural gas down 5.5 percent.

•	Cash flow from operations and asset sales was $7.7 billion, including proceeds associated with asset sales of $241 million.
•	The corporation distributed $5.9 billion to shareholders in the fourth quarter of 2014, including $3 billion in share purchases to reduce shares outstanding.
•	Dividends per share of $0.69 increased 9.5 percent compared with the fourth quarter of 2013.
•

ExxonMobil Canada Ltd., with Suncor Energy Inc. and ConocoPhillips Canada Resources Corporation, emerged as the high bidder on all three blocks sought offshore Newfoundland and Labrador, expanding its presence in the Canadian North Atlantic by adding 889,000 net acres to the portfolio. ExxonMobil Canada Ltd. will be the operator of all three blocks and have a 100 percent interest in one of the three.

•

ExxonMobil successfully completed negotiations for a production sharing contract with the government of Côte d’Ivoire on two offshore blocks. ExxonMobil will deploy its extensive expertise in offshore exploration and state-of-the-art technologies to assist Côte d’Ivoire in the development of its natural resources.

Fourth Quarter 2014 vs. Fourth Quarter 2013

Upstream earnings were $5.5 billion in the fourth quarter of 2014, down $1.3 billion from the fourth quarter of 2013. Lower liquids realizations decreased earnings by $2.4 billion, while favorable volume effects increased earnings by $400 million. All other items increased earnings by a net $640 million, including U.S. deferred income tax effects and the recognition of a favorable arbitration ruling for expropriated Venezuela assets.

On an oil‑equivalent basis, production decreased 3.8 percent from the fourth quarter of 2013. Excluding the impact of the expiry of the Abu Dhabi onshore concession, production decreased 0.7 percent.

Liquids production totaled 2.2 million barrels per day, down 53,000 barrels per day from the fourth quarter of 2013. The Abu Dhabi onshore concession expiry reduced volumes by 133,000 barrels per day. Excluding this impact, liquids production was up 80,000 barrels per day as project and work program contributions more than offset field decline and divestment impacts.

Fourth quarter natural gas production was 11.2 billion cubic feet per day, down 653 million cubic feet per day from 2013. Field decline, lower demand, and reduced entitlement volumes were partly offset by higher volumes from Papua New Guinea and work programs.

Earnings from U.S. Upstream operations were $1.5 billion, $317 million higher than the fourth quarter of 2013. Non‑U.S. Upstream earnings were $4.0 billion, down $1.6 billion from the prior year.

Downstream earnings were $497 million, down $419 million from the fourth quarter of 2013. Stronger marketing and non-U.S. refining margins, mostly offset by weaker U.S. refining margins, increased earnings by a net $40 million. Volume and mix effects increased earnings by $20 million. All other items, primarily higher expenses and unfavorable tax effects, decreased earnings by $480 million. Petroleum product sales of 5.8 million barrels per day were 149,000 barrels per day lower than the prior year's fourth quarter.

The U.S. Downstream recorded a loss of $1 million, down $598 million from the fourth quarter of 2013. Non‑U.S. Downstream earnings of $498 million were $179 million higher than the prior year.

Chemical earnings of $1.2 billion were $317 million higher than the fourth quarter of 2013. Margins increased earnings by $490 million, benefiting from lower feedstock costs. Volume and mix effects decreased earnings by $60 million. All other items, primarily unfavorable foreign exchange effects, decreased earnings by $110 million. Fourth quarter prime product sales of 5.7 million metric tons were 358,000 tons lower than the prior year's fourth quarter.

Corporate and financing expenses were $622 million for the fourth quarter of 2014, up $360 million from the fourth quarter of 2013 due primarily to tax‑related impacts.

During the fourth quarter of 2014, ExxonMobil purchased 36 million shares of its common stock for the treasury at a cost of $3.3 billion. These purchases included $3.0 billion to reduce the number of shares outstanding, with the balance used to acquire shares in conjunction with the company’s benefit plans and programs. Share purchases to reduce shares outstanding are currently anticipated to equal $1 billion in the first quarter of 2015. Purchases may be made in both the open market and through negotiated transactions, and may be increased, decreased, or discontinued at any time without prior notice.

Full Year 2014 Highlights
•	Earnings were $32.5 billion, down $60 million from 2013.
•	Earnings per share, assuming dilution, increased 3 percent to $7.60.
•	Capital and exploration expenditures were $38.5 billion, down 9 percent from 2013.

•	Oil‑equivalent production decreased 4.9 percent from 2013. Excluding the impact of the expiry of the Abu Dhabi onshore concession, production decreased 1.7 percent.
•	Upstream per-barrel profitability, excluding noncontrolling interest volumes, increased 8 percent from full year 2013 to $19.47 per barrel.
•	Cash flow from operations and asset sales was $49.2 billion, including proceeds associated with asset sales of $4.0 billion.

•	The corporation distributed $23.6 billion to shareholders in 2014 through dividends and share purchases to reduce shares outstanding.

Full Year 2014 vs. Full Year 2013

Upstream earnings were $27.5 billion, up $707 million from 2013. Lower prices decreased earnings by $2.0 billion. Favorable volume effects increased earnings by $510 million. All other items, primarily asset sales and favorable U.S. deferred income tax items, increased earnings by $2.2 billion.

On an oil‑equivalent basis, production of 4.0 million barrels per day was down 4.9 percent compared to 2013. Excluding the impact of the expiry of the Abu Dhabi onshore concession, production decreased 1.7 percent.

Liquids production of 2.1 million barrels per day decreased 91,000 barrels per day compared to 2013. The Abu Dhabi onshore concession expiry reduced volumes by 135,000 barrels per day. Excluding this impact, liquids production was up 2 percent, driven by project ramp‑up and work programs.

Natural gas production of 11.1 billion cubic feet per day decreased 691 million cubic feet per day from 2013, as expected U.S. field decline and lower European demand were partially offset by project ramp‑up and work programs.

Earnings from U.S. Upstream operations were $5.2 billion, up $1.0 billion from 2013. Earnings outside the U.S. were $22.4 billion, down $299 million from the prior year.

Downstream earnings of $3.1 billion decreased $404 million from 2013. Lower margins decreased earnings by $230 million. Volume and mix effects increased earnings by $480 million. All other items, primarily unfavorable foreign exchange and tax impacts, partially offset by lower expenses, decreased earnings by $650 million. Petroleum product sales of 5.9 million barrels per day were in line with 2013.

U.S. Downstream earnings were $1.6 billion, a decrease of $581 million from 2013. Non‑U.S. Downstream earnings were $1.4 billion, up $177 million from the prior year.

Chemical earnings of $4.3 billion increased $487 million from 2013. Higher commodity‑driven margins increased earnings by $520 million, while volume and mix effects increased earnings by $100 million. All other items, primarily higher planned expenses, decreased earnings by $130 million. Prime product sales of 24.2 million tons were up 172,000 tons from 2013, driven by increased Singapore production.

Corporate and financing expenses were $2.4 billion in 2014, up $850 million from 2013 due primarily to tax‑related items.

Gross share purchases for 2014 were $13.2 billion, reducing shares outstanding by 136 million shares.

ExxonMobil will discuss financial and operating results and other matters during a webcast at 8:30 a.m. Central Time on February 2, 2015. To listen to the event or access an archived replay, please visit www.exxonmobil.com.

Cautionary Statement

Statements relating to future plans, projections, events or conditions are forward‑looking statements. Actual results, including project plans, costs, timing, and capacities; capital and exploration expenditures; resource recoveries; and share purchase levels, could differ materially due to factors including: changes in oil or gas prices or other market or economic conditions affecting the oil and gas industry, including the scope and duration of economic recessions; the outcome of exploration and development efforts; changes in law or government regulation, including tax and environmental requirements; the outcome of commercial negotiations; changes in technical or operating conditions; and other factors discussed under the heading "Factors Affecting Future Results" in the “Investors” section of our website and in Item 1A of ExxonMobil's 2013 Form 10-K. We assume no duty to update these statements as of any future date.

Frequently Used Terms

This press release includes cash flow from operations and asset sales, which is a non‑GAAP financial measure. Because of the regular nature of our asset management and divestment program, we believe it is useful for investors to consider proceeds associated with the sales of subsidiaries, property, plant and equipment, and sales and returns of investments together with cash provided by operating activities when evaluating cash available for investment in the business and financing activities. A reconciliation to net cash provided by operating activities is shown in Attachment II. References to quantities of oil or natural gas may include amounts that we believe will ultimately be produced, but that are not yet classified as “proved reserves” under SEC definitions. Further information on ExxonMobil's frequently used financial and operating measures and other terms is contained under the heading "Frequently Used Terms" available through the “Investors” section of our website at exxonmobil.com.

Reference to Earnings

References to corporate earnings mean net income attributable to ExxonMobil (U.S. GAAP) from the consolidated income statement. Unless otherwise indicated, references to earnings, Upstream, Downstream, Chemical and Corporate and Financing segment earnings, and earnings per share are ExxonMobil's share after excluding amounts attributable to noncontrolling interests.

The term “project” as used in this release can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports.

Estimated Key Financial and Operating Data
			Attachment I
Exxon Mobil Corporation
Fourth Quarter 2014
(millions of dollars, unless noted)
	Fourth Quarter		Twelve Months
	2014	2013	2014	2013
Earnings / Earnings Per Share

Total revenues and other income	87,276	110,860	411,939	438,255
Total costs and other deductions	78,434	96,144	360,309	380,544
Income before income taxes	8,842	14,716	51,630	57,711
Income taxes	2,060	6,073	18,015	24,263
Net income including noncontrolling interests	6,782	8,643	33,615	33,448
Net income attributable to noncontrolling interests	212	293	1,095	868
Net income attributable to ExxonMobil (U.S. GAAP)	6,570	8,350	32,520	32,580

Earnings per common share (dollars)	1.56	1.91	7.60	7.37

Earnings per common share
- assuming dilution (dollars)	1.56	1.91	7.60	7.37

Other Financial Data

Dividends on common stock
Total	2,924	2,750	11,568	10,875
Per common share (dollars)	0.69	0.63	2.70	2.46

Millions of common shares outstanding
At December 31			4,201	4,335
Average - assuming dilution	4,235	4,361	4,282	4,419

ExxonMobil share of equity at December 31			174,399	174,003
ExxonMobil share of capital employed at December 31			205,852	200,368

Income taxes	2,060	6,073	18,015	24,263
Sales-based taxes	6,536	7,663	29,342	30,589
All other taxes	8,292	9,377	35,515	36,396
Total taxes	16,888	23,113	82,872	91,248

ExxonMobil share of income taxes of
equity companies	1,092	1,340	5,678	6,061

			Attachment II

Exxon Mobil Corporation
Fourth Quarter 2014
(millions of dollars)
	Fourth Quarter		Twelve Months
	2014	2013	2014	2013
Earnings (U.S. GAAP)
Upstream
United States	1,503	1,186	5,197	4,191
Non-U.S.	3,965	5,600	22,351	22,650
Downstream
United States	(1)	597	1,618	2,199
Non-U.S.	498	319	1,427	1,250
Chemical
United States	832	808	2,804	2,755
Non-U.S.	395	102	1,511	1,073
Corporate and financing	(622)	(262)	(2,388)	(1,538)
Net income attributable to ExxonMobil	6,570	8,350	32,520	32,580

Cash flow from operations and asset sales (billions of dollars)
Net cash provided by operating activities
(U.S. GAAP)	7.5	10.2	45.2	44.9
Proceeds associated with asset sales	0.2	1.8	4.0	2.7
Cash flow from operations and asset sales	7.7	12.0	49.2	47.6

			Attachment III

Exxon Mobil Corporation
Fourth Quarter 2014

	Fourth Quarter		Twelve Months
	2014	2013	2014	2013
Net production of crude oil, natural gas
liquids, bitumen and synthetic oil,
thousand barrels per day (kbd)
United States	473	446	454	431
Canada / South America	312	320	301	280
Europe	190	194	184	190
Africa	519	455	489	469
Asia	631	775	624	784
Australia / Oceania	57	45	59	48
Worldwide	2,182	2,235	2,111	2,202

Natural gas production available for sale,
million cubic feet per day (mcfd)
United States	3,371	3,455	3,404	3,545
Canada / South America	320	365	310	354
Europe	3,191	3,508	2,816	3,251
Africa	2	4	4	6
Asia	3,786	4,273	4,099	4,329
Australia / Oceania	564	282	512	351
Worldwide	11,234	11,887	11,145	11,836

Oil-equivalent production (koebd)[1]	4,054	4,216	3,969	4,175

[1] Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels.

			Attachment IV

Exxon Mobil Corporation
Fourth Quarter 2014

	Fourth Quarter		Twelve Months
	2014	2013	2014	2013
Refinery throughput (kbd)
United States	1,876	1,823	1,809	1,819
Canada	373	387	394	426
Europe	1,438	1,310	1,454	1,400
Asia Pacific	470	744	628	779
Other	192	188	191	161
Worldwide	4,349	4,452	4,476	4,585

Petroleum product sales (kbd)
United States	2,666	2,712	2,655	2,609
Canada	489	472	496	464
Europe	1,597	1,458	1,555	1,497
Asia Pacific	644	882	721	878
Other	449	470	448	439
Worldwide	5,845	5,994	5,875	5,887

Gasolines, naphthas	2,486	2,533	2,452	2,418
Heating oils, kerosene, diesel	1,926	1,881	1,912	1,838
Aviation fuels	405	443	423	462
Heavy fuels	371	416	390	431
Specialty products	657	721	698	738
Worldwide	5,845	5,994	5,875	5,887

Chemical prime product sales,
thousand metric tons (kt)
United States	2,409	2,486	9,528	9,679
Non-U.S.	3,310	3,591	14,707	14,384
Worldwide	5,719	6,077	24,235	24,063

			Attachment V

Exxon Mobil Corporation
Fourth Quarter 2014
(millions of dollars)
	Fourth Quarter		Twelve Months
	2014	2013	2014	2013
Capital and Exploration Expenditures
Upstream
United States	2,350	2,098	9,401	9,145
Non-U.S.	6,295	6,534	23,326	29,086
Total	8,645	8,632	32,727	38,231
Downstream
United States	422	264	1,310	951
Non-U.S.	610	409	1,724	1,462
Total	1,032	673	3,034	2,413
Chemical
United States	449	369	1,690	963
Non-U.S.	322	248	1,051	869
Total	771	617	2,741	1,832

Other	16	2	35	13

Worldwide	10,464	9,924	38,537	42,489

Exploration expenses charged to income
included above
Consolidated affiliates
United States	52	70	230	395
Non-U.S.	484	518	1,432	1,573
Equity companies - ExxonMobil share
United States	7	15	61	19
Non-U.S.	49	109	241	441
Worldwide	592	712	1,964	2,428

		Attachment VI

Exxon Mobil Corporation
Earnings

	$ Millions	$ Per Common Share[1]

2010
First Quarter	6,300	1.33
Second Quarter	7,560	1.61
Third Quarter	7,350	1.44
Fourth Quarter	9,250	1.86
Year	30,460	6.24

2011
First Quarter	10,650	2.14
Second Quarter	10,680	2.19
Third Quarter	10,330	2.13
Fourth Quarter	9,400	1.97
Year	41,060	8.43

2012
First Quarter	9,450	2.00
Second Quarter	15,910	3.41
Third Quarter	9,570	2.09
Fourth Quarter	9,950	2.20
Year	44,880	9.70

2013
First Quarter	9,500	2.12
Second Quarter	6,860	1.55
Third Quarter	7,870	1.79
Fourth Quarter	8,350	1.91
Year	32,580	7.37

2014
First Quarter	9,100	2.10
Second Quarter	8,780	2.05
Third Quarter	8,070	1.89
Fourth Quarter	6,570	1.56
Year	32,520	7.60

[1] Computed using the average number of shares outstanding during each period.